Free Writing Prospectus pursuant to Rule 433 dated March 8, 2022

Registration Statement No. 333-253421

Autocallable Buffered iShares® Semiconductor ETF-Linked Notes due

OVERVIEW

The notes do not bear interest.  The notes will mature on the stated maturity date (expected to be July 14, 2023) unless they are automatically called on the call observation date (expected to be March 20, 2023).  Your notes will be automatically called on the call observation date if the closing level of the iShares® Semiconductor ETF (ETF) on such date is greater than or equal to the initial ETF level (set on the trade date), resulting in a payment on the call payment date (expected to be the third scheduled business day after the observation date) for each $1,000 face amount of your notes equal to at least $1,116.5.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the ETF as measured from the trade date to and including the determination date (expected to be July 11, 2023).

If the final ETF level on the determination date is greater than the initial ETF level, the return on your notes will be positive and will equal the participation rate of at least 1.5 times the ETF return. The ETF return is the percentage increase or decrease in the final ETF level from the initial ETF level.

If the final ETF level declines by up to 15% from the initial ETF level, you will receive the face amount of your notes.

If the final ETF level declines by more than 15% from the initial ETF level, the return on your notes will be negative and will equal the ETF return plus 15%. You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary pricing supplement dated March 8, 2022, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40057LFG1 / US40057LFG14
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the iShares® Semiconductor ETF (current Bloomberg symbol: “SOXX UP Equity”)
Underlying index	With respect to the iShares® Semiconductor Index, the ICE Semiconductor Index
Payment amount at maturity (for each $1,000 face amount of your notes):

●if the ETF return is positive (the final ETF level is greater than the initial ETF level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the ETF return; or

●if the ETF return is zero or negative but not below -15% (the final ETF level is equal to or less than the initial ETF level, but not by more than 15%), $1,000; or

●if the ETF return is negative and is below -15% (the final ETF level is less than the initial ETF level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the ETF return plus 15% times (b) $1,000

Initial underlier level:	to be determined on the trade date
Final underlier level:	the closing level of the underlier on the determination date
Upside participation rate	at least 150%
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Buffer level:	85% of the initial underlier level
Buffer rate:	100%
Buffer amount:	15%
Trade date:	expected to be March 11, 2022
Settlement date:	expected to be March 16, 2022
Determination date:	expected to be July 11, 2023
Stated maturity date:	expected to be July 14, 2022
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Free Writing Prospectus pursuant to Rule 433 dated March 8, 2022

Registration Statement No. 333-253421

Hypothetical Payment Amount At Maturity

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
150.000%	175.000%
130.000%	145.000%
120.000%	130.000%
110.000%	115.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
84.999%	84.999%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 26, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 26, general terms supplement no. 2,913 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 26, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Preliminary pricing supplement dated March 8, 2022
•	General terms supplement no. 2,913 dated June 17, 2021
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying underlier supplement no. 26, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 26, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪

The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be

▪	You May Lose a Portion of Your Investment in the Notes
▪	The Amount You Will Receive on the Call Payment Date Will Be Capped
▪	Your Notes Are Subject to Automatic Redemption
▪	Your Notes Do Not Bear Interest
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Additional Risks Related to the Underlier

▪

The Policies of the ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of its Underlying Index, ICE Data Indices, LLC, Could Affect the Amount Payable on Your Notes and Their Market Value

▪

There is No Assurance That an Active Trading Market Will Continue for the ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

▪	The ETF and its Underlying Index are Different and the Performance of the ETF May Not Correlate With the Performance of its Underlying Index
▪	The ETF is Concentrated in the Semiconductor Industry and Does Not Provide Diversified Exposure
▪	The Underlier Has Limited Historical Information Tracking the ICE Semiconductor Index
▪	An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪	Your Notes May Be Subject to the Constructive Ownership Rules
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪	Past Performance is No Guide to Future Performance
▪	Your Notes May Not Have an Active Trading Market

▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Risks Related to Conflicts of Interest

▪	Other Investors in the Notes May Not Have the Same Interests as You
▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 26:

Risks Relating to Securities Linked to Underliers

▪

The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier to Which Your Securities are Linked, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪

If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.